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                                                                    Exhibit 99.1

Press Release                                                Source: Dynegy Inc.

Glenn F. Tilton Steps Down As Interim Chairman of Dynegy
Board To Name Successor In Near Future

HOUSTON--(BUSINESS WIRE)--Sept. 2, 2002--The Board of Directors of Dynegy Inc. (NYSE:DYN - News) announced today that Glenn F. Tilton has resigned as interim chairman of Dynegy to become chairman, president and chief executive officer of UAL Corporation (NYSE:UAL - News). Mr. Tilton's resignation is effective immediately. Dynegy' Board will elect a successor to Mr. Tilton in the near future. Daniel L. Dienstbier continues to serve as interim chief executive officer.

Mr. Tilton said, "I've been privileged these past months to see first hand the extraordinary efforts of the men and women of Dynegy to pull together and rebuild this company, all in the face of difficult and complex challenges. Their focus on overcoming these challenges, and on the fundamental work of this company, day-in and day-out, is what is enabling Dynegy to restore the trust of investors, lenders and business partners."

Mr. Tilton continued, "Dynegy has already made substantial progress to enhance liquidity, stabilize the business and address the key issues of concern to the marketplace. In addition to having a solid base of assets and strong business fundamentals, the company is now well prepared to take the additional actions necessary to tap its full potential and demonstrate its ability to move forward again. The Board, Dan Dienstbier, Steve Bergstrom and the entire Dynegy team are deservedly proud for their tremendous, collaborative effort."

Mr. Dienstbier noted that Mr. Tilton has provided valuable counsel over the past few months and congratulated him on his new assignment. "Glenn is more than capable of guiding any company through challenging times, and I have no doubt that he will be successful at UAL. He leaves us at a good time: We have achieved notable milestones in our capital and liquidity plans and are fully focused on the future," he added.

On behalf of the Board, Lead Director Otis Winters said, "Glenn Tilton has provided excellent leadership at a critical time for Dynegy and has been instrumental in helping the Board guide Dynegy through a particularly tough period. Glenn is an extraordinarily talented and experienced executive, and we all wish him well." Mr. Winters added that Mr. Tilton was one of three Board members representing ChevronTexaco, and the election of a new CVX Board member and new Board Chairman would be under consideration very soon.

Background of Glenn F. Tilton

Mr. Tilton was elected a member of Dynegy's Board of Directors on January 22, 2002. He assumed the position of interim Chairman of Dynegy in May 2002 to help lead the company's effort to restore investor confidence. He has also served as Vice Chairman of the Board of Directors of ChevronTexaco since the merger of Chevron Corporation and Texaco Inc., completed in October 2001. Previously, he was Chairman and Chief Executive Officer of Texaco Inc., a position he assumed in February 2001.


Mr. Tilton, 54, joined Texaco Inc. in 1970 after serving in various marketing, corporate planning and European downstream assignments of increasing responsibility. In 1989, while serving as President of U.S. Refining and Marketing, he was appointed Vice President of Texaco Inc. He became Chairman of Texaco Ltd. in 1991 and President of Texaco Europe in 1992. In January 1995, he was appointed President of Texaco USA and, later that year, a Senior Vice President of Texaco Inc. In January 1997, he became President of Texaco's Global Business Unit.

About Dynegy Inc.

Dynegy Inc. produces and delivers energy, including natural gas, power, natural gas liquids and coal, through its owned and contractually controlled network of physical assets. The company serves customers by aggregating production and supply and delivering value-added solutions to meet their energy needs.